Exhibit 99.1

ACI Worldwide, Inc. 120 Broadway-Suite 3350 New York, NY 10271 646.348.6700 FAX 212.479.4000	News Release

For more information contact:
Tamar Gerber
Vice President, Investor Relations
646.348.6706

FOR IMMEDIATE RELEASE

ACI Worldwide, Inc. Receives Additional Notice from NASDAQ

(NEW YORK — August 14, 2007) — ACI Worldwide, Inc. (NASDAQ: ACIW) (the “Company”) today announced that on August 13, 2007 it received an additional written Staff Determination notice from the NASDAQ Stock Market (“NASDAQ”) stating that the Company is not in compliance with NASDAQ’s Marketplace Rule 4310(c) (14) because it did not timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007. The regulatory filing date for that Form 10-Q was August 9, 2007. The Company received similar letters in January 2007, February 2007 and May 2007 relating to the filing of its Form 10-K for the fiscal year ended September 30, 2006 and its Form 10-Qs for the fiscal quarters ended December 31, 2006 and March 31, 2007.

In response to the letters received in January 2007 and February 2007, the Company requested and was granted a hearing before the NASDAQ Listing Qualifications Panel, which took place on February 22, 2007. On April 13, 2007, the Company received a written notification from the Staff of NASDAQ stating that the Nasdaq Listing Qualifications Panel has granted the request of the Company for continued listing on NASDAQ Global Select Market, subject to the condition that the Company file its Form 10-K for the fiscal year ended September 30, 2006, and its Form 10-Q for the quarter ended December 31, 2006, and all required restatements, by July 2, 2007. The Company filed its Annual Report on Form 10-K for the fiscal year ended September 30,

2006 on May 11, 2007, and its Form 10-Q for the fiscal quarter ended December 31, 2007 on June 29, 2007.

On July 20, 2007, the NASDAQ Listing Qualifications Panel determined that the Company complied with the terms of the Panel’s decision dated April 13, 2007 and further granted its request for continued listing on the NASDAQ Global Select Stock Market, subject to the condition that the Company file its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 by August 8, 2007. The Company filed its Form 10-Q for the fiscal quarter ended March 31, 2007 on August 10, 2007 and, therefore, the Company did not meet the August 8, 2007 deadline. Although the Company informed NASDAQ of the delay, the Company cannot assure that NASDAQ will not take any action against it as a result of this delay, or that NASDAQ will not impose additional conditions on the Company’s continued listing, such as requiring the Company to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 by a specified deadline. The Company also cannot assure that it would be able to meet any such additional conditions, that the Company will be granted any extension of time to meet such condition, if necessary, or that the Company’s common stock will remain listed on NASDAQ Global Select Market.

About ACI Worldwide, Inc.

The Company’s software facilitates electronic payments by providing consumers and companies access to their money. Its products are used to process transactions involving credit cards, debit cards, mobile commerce, smart cards, checks, high-value money transfers, bulk payment clearing and settlement, and enterprise e-infrastructure. The Company’s solutions are used in more than 2,050 product systems in 84 countries on six continents. Visit ACI Worldwide, Inc. on the Internet at www.aciworldwide.com.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as the Company “believes,” “will,” “expects,” “looks forward to,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the

Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding the Company’s request for continued listing on NASDAQ.

Any or all of the forward-looking statements may turn out to be wrong. They can be affected by the judgments and estimates underlying such assumptions or by known or unknown risks and uncertainties. These factors include, without limitation, the risk that additional information may arise from the preparation of the Company’s financial statements or other subsequent events that would require the Company to make additional adjustments than those previously disclosed. Consequently, no forward-looking statement can be guaranteed. In addition, the Company disclaims any obligation to update any forward-looking statements after the date of this release.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the Securities and Exchange Commission. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K filed on May 11, 2007, the Company’s Form 10-Q for the fiscal quarter ended December 31, 2006 filed on June 29, 2007 and the Company’s Form 10-Q for the fiscal quarter ended March 31, 2007 filed on August 10, 2007, respectively, and specifically the sections entitled “Factors That May Affect the Company’s Future Results or the Market Price of the Company’s Common Stock.”

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